As filed with the Securities and Exchange Commission on May 31, 1994
                                                   Registration No. 33-48956


                            SECURITIES AND EXCHANGE COMMISSION
                                  Washington, D.C. 20549

                              Post-Effective Amendment No. 4
                                            to
                                         FORM S-4

                  REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            Century Telephone Enterprises, Inc.
                  (Exact name of Registrant as specified in its charter)


      Louisiana                                  4813                  72-0651161
   (State or other                (Primary Standard Industrial      (I.R.S. Employer
jurisdiction of incorporation      Classification Code Number)   Identification Number)
   or organization)
                                  100 Century Park Drive
                                  Monroe, Louisiana 71203
                                      (318) 388-9500
                    (Address, including zip code, and telephone number,
             including area code, of Registrant's principal executive offices)


            HARVEY P. PERRY, ESQ.                             Copy to:
   Senior Vice President, General Counsel              KENNETH J. NAJDER, ESQ.
                and Secretary                         Jones, Walker, Waechter,
     Century Telephone Enterprises, Inc.        Poitevent, Carrere & Denegre, L.L.P.
           100 Century Park Drive                201 St. Charles Avenue, 51st Floor
          Monroe, Louisiana  71203                New Orleans, Louisiana 70170-5100
               (318) 388-9500                              (504) 582-8000
             (Name, address, including zip code, and telephone number,
                    including area code, of agent for service)


      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  From time to time after the effective date of this Post-Effective Amendment.


      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities
Act of 1933, please check the following box.  [X]

      If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [ ]


      This Post-Effective Amendment shall become effective in accordance with
Section 8(c) of the Securities Act of 1933 on such date as the Commission, acting pursuant to Section 8(c), may determine.

      Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus contained herein also relates to the 750,000 shares of Registrant's Common Stock (and accompanying Preferred Stock Purchase Rights) registered pursuant to its Registration Statement on Form S-4 (Registration No. 33-39196), of which 52,560 shares remain unissued.

                            CENTURY TELEPHONE ENTERPRISES, INC.

                                 Cross Reference Sheet
                                       Between
                       Items of Form S-4 and Location in Prospectus

         Item in Form S-4                     Location in Prospectus
         ________________                     ______________________

1.    Forepart of the
      Registration Statement and
      Outside Front Cover Page
      of Prospectus . . . . . . . . . . . Facing Page; Cross Reference
                                          Sheet; Outside Front Cover Page

2.    Inside Front and Outside
      Back Cover Pages of
      Prospectus. . . . . . . . . . . . . Inside Front and Outside
                                          Back Cover Pages

3.    Risk Factors, Ratio of
      Earnings to Fixed Charges
      and Other Information . . . . . . . The Company; Investment
                                          Considerations; Selected
                                          Financial Data;
                                          Incorporation of Certain
                                          Documents by Reference

4.    Terms of the Transaction. . . . . . *

5.    Pro Forma Financial
      Information . . . . . . . . . . . . *

6.    Material Contracts with
      the Company Being
      Acquired. . . . . . . . . . . . . . *

7.    Additional Information
      Required for Reoffering by
      Persons and Parties Deemed
      to be Underwriters. . . . . . . . . *

8.    Interests of Named Experts
      and Counsel . . . . . . . . . . . . Legal Matters; Experts

9.    Disclosure of Commission
      Position on
      Indemnification for
      Securities Act
      Liabilities . . . . . . . . . . . . *

10.   Information with Respect
      to S-3 Registrants. . . . . . . . . The Company

11.   Incorporation of Certain
      Information by Reference. . . . . . Incorporation of Certain
                                          Documents by Reference
12.   Information with Respect
      to S-2 or S-3 Registrants . . . . . *

13.   Incorporation of Certain
      Information by Reference. . . . . . *

14.   Information with Respect
      to Registrants Other Than
      S-2 or S-3 Registrants. . . . . . . *

15.   Information with Respect
      to S-3 Companies. . . . . . . . . . *

16.   Information with Respect
      to S-2 or S-3 Companies . . . . . . *

17.   Information with Respect
      to Companies Other Than
      S-3 or S-2 Companies. . . . . . . . *

18.   Information if Proxies,
      Consents or Authorizations
      are to be Solicited . . . . . . . . *

19.   Information if Proxies,
      Consents or Authorizations
      are not to be Solicited in
      an Exchange Offer . . . . . . . . . *

                                                       P R O S P E C T U S

                    Subject to Completion, Dated May 31, 1994

                       CENTURY TELEPHONE ENTERPRISES, INC.

                        125,000 Shares of Preferred Stock
                      (Issuable in Series; $25.00 Par Value)

                        1,177,560 Shares of Common Stock
                                ($1.00 Par Value)
                               ___________________


   Century Telephone Enterprises, Inc. ("Century") has registered shares of its Preferred Stock, $25.00 par value per share, issuable in series ("Preferred Stock"), and shares of its Common Stock, $1.00 par value per share ("Common Stock"), and accompanying Preferred Stock Purchase Rights, each of which may be offered by this Prospectus from time to time in connection with the acquisition of businesses or properties. See "The Offering."

   The shares of Preferred Stock and Common Stock that may be offered by this Prospectus will ordinarily be issued as consideration paid by Century upon the acquisition of businesses or properties or may relate to shares of Common Stock issuable upon conversion or exchange of shares of Preferred Stock previously sold hereunder. The terms of such acquisitions, including the designations, powers, preferences, rights and qualifications of any Preferred Stock issued in connection therewith and the terms and conditions of any other consideration paid by Century, generally will be determined by direct negotiations with the owners of the businesses or assets to be acquired and generally will not involve the payment of underwriting fees or discounts, except that finders fees may be paid to persons from time to time in connection with such acquisitions. It is anticipated that shares of Common Stock issued in connection with any such acquisition will be valued at a price reasonably related to the current market value of the Common Stock at the time the terms of the acquisition are agreed upon, at or about the time of closing, or during the period prior to delivery of the shares. See "The Offering."

   This Prospectus, as appropriately amended or supplemented, has also been prepared for use by certain persons who receive shares issued by Century in connection with acquisitions, including shares offered hereunder or received upon the exercise of conversion or exchange rights granted to the holders of Preferred Stock or other securities of Century issued in connection with acquisitions, and who are permitted in writing by Century to use this Prospectus to offer and sell such shares, on terms then available, in transactions in which they might otherwise be deemed underwriters within the meaning of the Securities Act of 1933. Any profits realized on such sales by such persons may be regarded as underwriting compensation. See "The Offering."

   The Common Stock is traded on the New York Stock Exchange under the symbol "CTL." No trading market has developed for the Preferred
Stock, nor is it likely that one will develop in the foreseeable future.

   Subject to certain exceptions, each outstanding share of Common Stock and voting Preferred Stock entitles the holder to one vote unless it has been beneficially owned by the same person or entity continuously since May 30, 1987, in which case it generally entitles the holder to ten votes per share until transfer. A Preferred Stock Purchase Right is attached to and trades with each share of Common Stock. See "Summary Description of Securities."

   See "Investment Considerations" for a discussion of certain factors that prospective investors should consider.

   Unless the context otherwise requires, all references to Century will include Century and its subsidiaries.

                            ____________________


        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
              OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                         REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.
                            ____________________


               The date of this Prospectus is _____________, 1994.


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time that post-effective amendment no. 4 to the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                   AVAILABLE INFORMATION

   Century is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Century with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at the following locations: 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is listed on the New York Stock Exchange and Century's reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

   In addition to the information contained in this Prospectus, further information regarding Century and the Preferred Stock and Century Stock offered hereby is contained in the registration statements on Form S-4 filed in connection with this offering, which may be inspected and copied at the Commission's principal office in Washington, D.C.

           INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents, which Century has filed with the Commission pursuant to the Exchange Act, are incorporated herein by reference:

   (a) Century's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.

   (b) Century's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.

   (c) Century's Current Reports on Form 8-K dated January 13, 1994, February 10, 1994 and April 22, 1994.

   (d)   The description of Common Stock set forth in Century's
Registration Statement filed under the Exchange Act (File No. 1-7784), as modified by Century's Current Report on Form 8-K dated June 12, 1991.

   All reports filed by Century with the Commission pursuant to Sections 13(a), 13(c) or 14 of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall, except to the extent otherwise provided by Regulation S-K or any other rule or regulation promulgated by the Commission, be deemed to be incorporated by reference herein and to be made a part hereof from their respective dates of filing. Information appearing herein or in any particular document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements appearing in all of the documents incorporated herein by reference and should be read together therewith. Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   Century will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any of the documents incorporated herein by reference, other than the exhibits thereto, unless such exhibits are specifically incorporated by reference in such documents. Requests for such copies should be directed to Harvey
P. Perry, Senior Vice President, General Counsel and Secretary, Century Telephone Enterprises, Inc., 100 Century Park Drive, Monroe, Louisiana 71203, telephone: (318) 388-9500. In order to insure timely delivery of these documents, any request should be made at least five business days prior to the date on which a final investment decision is to be made.
                           __________

   When used herein, the term "pops" means the population of a licensed cellular telephone market multiplied by Century's proportionate equity interest in the licensed operator thereof.

                          THE COMPANY

   Century is a regional diversified telecommunications company that is primarily engaged in providing local telephone and cellular mobile telephone services largely in the central, north-south corridor of the United States. While regulated telephone operations constitute the preponderant part of its business, Century's mobile communications subsidiaries provide cellular mobile telephone and paging services. Century is incorporated in Louisiana; its principal executive offices are located at 100 Century Park Drive, Monroe, Louisiana 71203 and its telephone number is (318) 388-9500.

   According to published sources, Century is the 15th largest local exchange carrier in the United States, based on the approximately 434,000 access lines served at December 31, 1993. At December 31, 1993, 93% of Century's access lines were serviced by digital switching technology, which allows Century to offer additional services to its customers, including call forwarding, conference calling, caller identification, selective call ringing and call waiting.

   According to published sources, Century is the 15th largest operator of cellular telephone systems in the United States, based on the population of its majority-owned and operated markets. Century's business strategy for its cellular operations is to secure operating control of service areas that are geographically clustered. Clustered cellular systems aid Century's marketing efforts and provide various operating and service advantages.

   Century's general strategy has been to provide diversified telecommunications services and to achieve growth largely through the acquisition of profitable telecommunications companies. Century is continually evaluating the possibility of acquiring additional telephone access lines and cellular interests. Although Century's primary focus will be on acquiring telephone and cellular interests that are proximate to Century's properties or that serve a customer base large enough for Century to operate efficiently, other communications interests may also be acquired.


                      INVESTMENT CONSIDERATIONS

   Prospective investors should consider the following investment considerations in evaluating Century and its businesses before acquiring the securities offered by this Prospectus.

   Regulatory, Competitive and Technological Uncertainty - Cellular Operations. The Federal Communications Commission (the "FCC") and various state public utility commissions that have jurisdiction over Century's cellular operations regulate the licensing, construction, operation, interconnection arrangements, sale and acquisition of cellular telephone systems and certain state public utility commissions also regulate certain aspects of pricing by cellular operators. Changes in the regulation of cellular operators (such as price regulation by the FCC or increased price regulation by state authorities, or a decision by the FCC to grant additional licenses in each cellular market) could have a material adverse effect on Century.

   Century faces significant competition from the other cellular licensee in each of its markets, from resale carriers within such markets and from other communications technologies that now exist, including specialized mobile radio systems (which Century believes are operating in a majority of its markets) and paging services, and may in the future face competition from other technologies that may be developed or perfected. Several recent FCC initiatives have resulted in the allocation of additional frequency spectrum or the issuance of experimental licenses for mobile communications technologies that will or may be competitive with cellular, including personal communication services (for which the FCC intends to begin auctioning operating licenses in 1994) and mobile satellite services. In addition, the FCC has authorized certain specialized mobile radio service licensees to configure their systems so as to operate in a manner similar to cellular systems, and certain of these licensees recently announced their intention to create a nationwide mobile communications system to compete with cellular systems. These initiatives as well as other continuing technological advances in the communications and wireless data industries, coupled with legislative and regulatory uncertainty, make it impossible to predict the extent of future competition to cellular systems.

   Regulatory, Competitive and Technological Uncertainty - Telephone Operations. The FCC and various state public utility commissions regulate significant portions of the business of local exchange carriers ("LECs"), including the licensing, construction, operation, sale and acquisition of LECs. The FCC and substantially all of the state public utility commissions having jurisdiction over Century's telephone operations regulate the rates and authorized rates of return that Century's LECs are allowed to earn. The FCC and a limited number of state regulatory commissions have begun to relax the regulation of LECs, including their rates and authorized rates of return.
Coincident with this movement toward reduced regulation is the introduction and encouragement of local exchange competition by the FCC and various state public utility commissions, along with the emergence of certain companies providing competitive access and other services that compete with LEC's services and the announcement by certain well-established interexchange carriers of their desire to enter the LEC business. In addition, several bills have been filed in the U.S. Congress that have the potential to significantly alter the regulatory framework of telephone companies. Moreover, the FCC and certain state public utility commissions have explored or implemented initiatives to reduce the funding of certain support mechanisms that have traditionally benefitted several of Century's LECs. There is no assurance that these initiatives will not have a material adverse effect on Century.

   In connection with the well-publicized convergence of telecommunications, cable, video, computer and other technologies, several large companies have recently announced plans to offer products that would significantly enhance current communications and data transmission services and, in some instances, introduce new two-way video, entertainment, data, consumer and other multimedia services. No assurance can be given that Century will have the resources to offer these products or services, or that the offering of these products or services by others will not have a material adverse effect on Century. Moreover, as the mobile communications industry matures, Century anticipates that existing and emerging mobile communications technologies will increasingly compete with traditional LEC services.

   Developing Cellular Industry. The cellular industry has a relatively limited operating history, and there continues to be uncertainty regarding its future. Among other factors, there is uncertainty regarding (i) the continued growth in the number of customers, (ii) the usage and pricing of cellular services, particularly as market penetration increases and lower-usage customers subscribe for service, (iii) the number of customers who will terminate service each month, and (iv) the impact of changes in technology, regulation and competition (as described further above).

   Value Associated with Cellular Operations. Century's management believes that a significant portion of the aggregate market value of the Common Stock is represented by the current market value of Century's cellular interests. There can be no assurance that the market value of Century's cellular interests will remain at its current level. Management believes that decreases in the market value of such interests could materially decrease the trading price of the Common Stock.

   The market value of cellular interests is frequently determined on the basis of the number of pops controlled by a cellular provider.
The population of a particular cellular market, however, does not necessarily bear a direct relationship to the number of subscribers or the revenues that may be realized from the operation of the related cellular system. The future market value of Century's cellular interests will depend on, among other things, the success of its cellular operations.

               SELECTED OPERATING AND FINANCIAL DATA

   The following table presents certain selected consolidated operating and financial data for Century as of and for each of the years ended in the five-year period ended December 31, 1993 and as of March 31, 1994 and for the three-month periods ended March 31, 1993 and 1994. The data, except for the selected operating data, for each of the years in the five-year period ended December 31, 1993 are derived from Century's consolidated financial statements, which have been audited by KPMG Peat Marwick, independent certified public accountants. The consolidated financial statements as of December 31, 1992 and 1993 and for each of the years in the three-year period ended December 31, 1993 and the audit report thereon, which refers to changes in methods of accounting for income taxes and post-retirement benefits other than pensions in 1992, are incorporated by reference herein. The unaudited financial information as of March 31, 1994 and for the three-month periods ended March 31, 1993 and 1994 has not been audited by independent public accountants; however, in the opinion of Century's management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the results of operations for the three-month periods have been included therein.
The results of operations for the first three months of 1994 are not necessarily indicative of the results of operations which might be expected for the entire year.


                                                              December 31,
                                    ___________________________________________________________       March 31,
                                       1989         1990          1991        1992       1993            1994
                                       ____         ____          ____        ____       ____         _________
Selected Operating Data:
  Telephone access lines...........   296,034      304,915      314,819     397,300     434,691         441,289
  Cellular units in service
    in majority owned and
    operated markets...............    23,199       35,815       51,083      73,084     116,484         160,283
  Cellular pops.................... 4,821,000    5,002,000    5,437,000   5,497,000   5,947,000       7,126,000

                                                                                                                Three Months
                                                                                                          Ended
                                                      Year Ended December 31,                            March 31,
                                    ___________________________________________________________     __________________
                                       1989         1990          1991        1992       1993         1993       1994
                                       ____         ____          ____        ____       ____         ____       ____
                                                          (In thousands, except per share amounts)
Selected Income Statement Data:
  Revenues:
    Telephone......................  $190,538     $215,771     $235,796    $297,510    $348,485    $ 78,951   $ 91,770
    Mobile Communications..........    24,852       34,594       46,731      62,092      84,712      17,874     29,210
                                     ________     ________     ________    ________    ________    ________   ________
      Total revenues...............  $215,390     $250,365      282,527     359,602     433,197      96,825    120,980
                                     ========     ========     ========    ========    ========    ========   ========
  Operating income (loss):
    Telephone......................  $ 61,153     $ 70,654     $ 80,039    $103,672    $114,902    $ 25,800   $ 30,890
    Mobile Communications..........   (13,970)      (9,553)      (4,952)      5,956       9,906       2,467      4,996
                                     ________     ________     ________    ________    ________    ________   ________
      Total operating income.......    47,183       61,101       75,087     109,628     124,808      28,267     35,886
  Gain on sales of assets..........      ---         4,094         ---        3,985       1,661       1,661       ---
  Interest expense.................   (22,417)     (24,132)     (22,504)    (27,166)    (30,149)     (6,912)    (8,502)
  Earnings (loss) from unconsolidated
   cellular partnerships...........       117          (68)         697       1,692       6,626         372      2,564
  Other income, net................     8,021        7,499        4,209       4,433       3,310         947        191
                                     ________     ________     ________    ________    ________    ________   ________
  Income before income taxes and
    cumulative effect of changes
    in accounting principles.......    32,904       48,494       57,489      92,572     106,256      24,335     30,139
  Income taxes.....................   (10,740)     (17,396)     (20,070)    (32,599)    (37,252)     (8,595)   (10,938)
                                     ________     ________     ________    ________    ________    ________   ________
  Income before cummulative
    effective of changes in
    accounting principles..........    22,164       31,098       37,419      59,973      69,004      15,740     19,201
  Cumulative effect of changes
    in accounting principles.......      ---          ---          ---      (15,668)       ---         ---        ---
                                     ________     ________     ________    ________    ________    ________   ________
      Net income...................  $ 22,164     $ 31,098     $ 37,419    $ 44,305    $ 69,004    $ 15,740   $ 19,201
                                     ========     ========     ========    ========    ========    ========   ========
  Primary earnings per share:
    Primary earnings per share before
      cumulative effect of changes
      in accounting principles.....  $   0.49     $   0.66     $   0.79    $   1.23    $   1.35    $   0.32   $   0.36
    Cumulative effect of changes
      in accounting principles.....      ---          ---          ---        (0.32)       ---         ---        ---
                                     ________     ________     ________    ________    ________    ________   ________
  Primary earnings per share.......  $   0.49     $   0.66     $   0.79    $   0.91    $   1.35    $   0.32   $   0.36
                                     ========     ========     ========    ========    ========    ========   ========
  Fully diluted earnings per share:
    Fully diluted earnings per
      share before cumulative
      effect of changes in
      accounting principles........  $   0.49     $   0.66     $   0.79    $   1.22    $   1.32    $   0.31   $   0.35
    Cumulative effect of changes
      in accounting principles.....      ---          ---          ---        (0.31)       ---         ---        ---
                                     ________     ________     ________    ________    ________    ________   ________
  Fully diluted earnings per share.  $   0.49     $   0.66     $   0.79    $   0.91    $   1.32    $   0.31   $   0.35
                                     ========     ========     ========    ========    ========    ========   ========
  Dividends per common share.......  $   .272     $   .280     $   .287    $   .293    $   .310    $   .078   $   .080
                                     ========     ========     ========    ========    ========    ========   ========
  Common shares for computing
    primary earnings per share.....    44,400       46,809       47,305      48,500      51,206      49,658     52,817
                                     ========     ========     ========    ========    ========    ========   ========
  Common shares for computing
    fully diluted earnings per
    share..........................    44,540       46,944       47,432      52,814      55,892      54,460     57,478
                                     ========     ========     ========    ========    ========    ========   ========

                                                          December 31,                                March 31,
                                     __________________________________________________________     ______________
                                       1989         1990         1991        1992        1993            1994
                                       ____         ____         ____        ____        ____       ______________
Selected Balance Sheet Data:
  Net property, plant and
    equipment...................... $ 474,158    $ 490,957    $ 534,998   $ 675,878   $ 827,776     $   871,205
  Excess cost of net assets
    acquired, net..................   109,197      110,013      114,258     217,688     297,158         440,209
  Total assets.....................   691,569      706,411      764,539   1,040,487   1,319,390       1,518,599
  Long-term debt...................   257,708      230,715      254,753     391,944     460,933         639,971
  Stockholders' equity.............   256,530      280,915      319,977     385,449     513,768         579,398


                       THE OFFERING

   Century has filed a registration statement on Form S-4 (Registration No. 33-48956) to register 200,000 shares of its Preferred Stock, of which 125,000 shares remain unissued, and 1,125,000 shares of its Common Stock (and accompanying Preferred Stock Purchase Rights), all of which remain unissued, which may be offered by this Prospectus from time to time in connection with the acquisition of businesses or properties. This Prospectus also relates to the 750,000 shares of Common Stock registered pursuant to Century's registration statement on Form S-4 (Registration No. 33-39196), of which 52,560 shares remain unissued. In the event of a stock split, stock dividend or similar transaction, the number of shares offered by this Prospectus will be automatically adjusted to reflect such transaction.

   The shares of Preferred Stock and Common Stock that may be offered by this Prospectus will ordinarily be issued as consideration paid by Century upon the acquisition of businesses or properties or may relate to shares of Common Stock issuable upon conversion or exchange of shares of Preferred Stock previously sold hereunder. The terms of such acquisitions, including the designations, powers, preferences, rights and qualifications of any Preferred Stock issued in connection therewith and the terms and conditions of any other consideration paid by Century, generally will be determined by direct negotiations with the owners of the businesses or assets to be acquired and generally will not involve the payment of underwriting fees or discounts, except that finders fees may be paid to persons from time to time in connection with such acquisitions. It is anticipated that shares of Common Stock issued in connection with any such acquisition will be valued at a price reasonably related to the current market value of the Common Stock at the time the terms of the acquisition are agreed upon, at or about the time of closing, or during the period prior to delivery of the shares. Other than the businesses or properties acquired, there will be no proceeds to Century from these offerings.

   The consideration offered by Century in connection with acquisitions of other businesses or properties, in addition to the securities offered hereby, may include cash, debt, other securities (which may be convertible into shares of stock offered hereby), or the assumption by Century of liabilities of the business being acquired, or a combination thereof.

   This Prospectus, as appropriately amended or supplemented as required by the Securities Act of 1933, has also been prepared for use by certain persons who receive shares issued by Century in acquisitions, including the shares offered hereunder or received upon the exercise of conversion or exchange rights granted to the holders of Preferred Stock or other securities of Century issued in connection with acquisitions, and who are permitted in writing by Century to use this Prospectus to offer and sell such shares, on terms then available, in transactions in which they might otherwise be deemed underwriters within the meaning of the Securities Act of 1933 (such persons being referred to under this caption as "Shareholders"). The written agreement with any Shareholders permitted to use this Prospectus may provide, among other things, that Century receive prior notice of the use of this Prospectus, that any such offering be effected in an orderly manner through securities dealers, acting as brokers or dealers, selected by Century, that such Shareholders enter into custody agreements with one or more banks with respect to such shares, or that sales be made only by one or more of the methods described in such agreements.

   When resales are to be made through a broker or dealer selected by Century, it is anticipated that a member of the New York Stock Exchange may be engaged to act as the Shareholder's agent in connection with the sale. The commission paid to the member firm is expected to be the normal stock exchange commission, including negotiated commissions to the extent permissible. Sales of shares by the member firm may be made on the New York Stock Exchange or other exchange from time to time at prices related to prices then prevailing. Any such sales may be by block trade. Any such member firm may be deemed to be an underwriter within the meaning of the Securities Act of 1933, and any commissions earned by such member firm may be deemed to be underwriting discounts and commissions under such act. A supplement to this Prospectus, if required, will be filed with the Commission under the Securities Act of 1933 that discloses certain information relating to the resale.

                   SUMMARY DESCRIPTION OF SECURITIES

   Century's authorized capital stock consists of 100,000,000 shares of common stock, of which 53,353,033 shares were outstanding as of March 31, 1994, and 2,000,000 shares of preferred stock, of which 93,162 shares were outstanding as of March 31, 1994. Each share of the Common Stock has attached to it one Preferred Stock Purchase Right. The following descriptions of the Common Stock, the Preferred Stock and the Preferred Stock Purchase Rights are qualified in their entirety by reference to the relevant provisions of (i) the Louisiana Business Corporation Law ("LBCL"), (ii) the Articles of Incorporation of Century (the "Century Articles"), (iii) the Bylaws of Century (the "Century Bylaws"), and (iv) Century's Registration Statement filed under the Exchange Act, as modified by its Current Report on Form 8-K dated June 12, 1991, which has been incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

Common Stock

   Under the Century Articles, each share of the Common Stock that has been beneficially owned by the same person continuously since May 30, 1987 generally entitles the holder thereof to ten votes on all matters duly submitted to a vote of shareholders. Otherwise, each share entitles the holder thereof to one vote per share, subject to Century's right to issue ten-vote shares in connection with business combinations to the extent necessary for such transactions to be accounted for as poolings of interests (which right may only be exercised if certain conditions are met). Holders of Common Stock do not have cumulative voting rights. As a result, the holders of more than 50% of the voting power may elect all of the directors if they so desire. As of March 8, 1994, the trustee for two of Century's employee benefit plans was the record holder of Common Stock having approximately 39% of the total voting power of all classes of Century's capital stock. The trustee votes these shares in accordance with the instructions of Century's employees. Except as set forth below under "- Preferred Stock Purchase Rights," holders of Common Stock do not have the right to subscribe to any additional capital stock that may be issued by Century.

Preferred Stock

   Under the Century Articles, Century's Board of Directors is authorized, without shareholder action, to issue Preferred Stock from time to time and to establish the designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions thereof, as well as to establish and fix variations in the relative rights as between holders of any one or more series thereof. The authority of Century's Board of Directors includes, but is not limited to, the determination or establishment of the following with respect to each series of Preferred Stock that may be issued: (i) the designation of such series, (ii) the number of shares initially constituting such series, (iii) the dividend rate and conditions and the dividend and other preferences, if any, in respect of Common Stock or among the series of Preferred Stock, (iv) whether, and upon what terms, the Preferred Stock would be convertible into or exchangeable for other securities of Century, (v) whether, and to what extent, holders of Preferred Stock will have voting rights, and (vi) the restrictions, if any, that are to apply on the issue or reissue of any additional shares of Preferred Stock.

   As of March 31, 1994, 93,162 shares of certain series of Preferred Stock were outstanding. At such time, such shares were convertible into a total of approximately 195,726 shares of Common Stock, and 4,260 of such shares were immediately redeemable at the option of the Board of Directors. Each holder of the currently outstanding Preferred Stock is entitled to receive cumulative dividends prior to the distribution or declaration of dividends in respect of the Common Stock and is entitled to vote as a single class with the Common Stock. As with the Common Stock, each share of Preferred Stock that has been beneficially owned by the same person continuously since May 30, 1987 generally entitles the holder to ten votes on all matters duly submitted to a vote of shareholders. For more information on the voting rights of holders of voting preferred stock, see "- Common Stock." Upon the dissolution, liquidation or winding up of Century, the holders of the currently outstanding Preferred Stock are entitled to receive, pro rata with all other such holders, a per share amount equal to $25.00 plus any unpaid and accumulated dividends thereon.
No trading market has developed for the Preferred Stock, nor is it likely that one will develop in the foreseeable future.

Preferred Stock Purchase Rights

   Subject to certain exceptions, the Amended and Restated Rights Agreement of Century dated as of November 17, 1986 provides that if, among other things, any person or group of affiliated or associated persons (an "Acquiring Person") acquires or obtains the right to acquire beneficial ownership of 15% or more of the outstanding shares of Common Stock, then proper provision will be made so that each holder of record of a Preferred Stock Purchase Right, other than Preferred Stock Purchase Rights beneficially owned by an Acquiring Person (which will become void), will thereafter be entitled to receive, upon payment of the purchase price set forth in such Rights Agreement, that number of shares of Common Stock having a market value at the time of the transaction equal to two times such purchase price.


                          LEGAL MATTERS

   Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., New Orleans, Louisiana, special counsel to Century, has rendered its opinion to Century that under the Business Corporation Law of Louisiana the securities offered hereby have been duly authorized and that when issued pursuant to the terms described herein will be validly issued, fully paid and nonassessable.

                            EXPERTS

   The consolidated financial statements and related financial statement schedules of Century as of December 31, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1993, included in Century's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, incorporated by reference herein, have been incorporated by reference in reliance upon the report of KPMG Peat Marwick, independent certified public accountants, which is also incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing. The report of KPMG Peat Marwick covering the consolidated financial statements and related financial statement schedules refers to changes in methods of accounting for income taxes and post-retirement benefits other than pensions in 1992.

===========================================   ================================

     No person is authorized to
give any information or to make
any representations other than
those contained or incorporated
by reference in this Prospectus
in connection with the offer
contained in this Prospectus,                             CENTURY
and if given or made, any such                           TELEPHONE
information or representation                           ENTERPRISES,
must not be relied upon as hav-                             INC.
ing been authorized by Century.
This Prospectus does not con-
stitute an offer to sell or a
solicitation of an offer to buy
securities in any state or oth-
er jurisdiction where, or to                             ____________
any person to whom, it is un-
lawful to make such an offer or
solicitation.  Neither the de-                            PROSPECTUS
livery of this Prospectus nor
any sale made hereunder shall,
under any circumstances, create                           ____________
any implication that there has
been no change in the affairs
of Century since the date here-
of.




                                                          ____________



                      ____________                        Preferred Stock
                                                        (Issuable in Series --
                   TABLE OF CONTENTS                     $25.00 Par Value)

                                         Page             ____________

Available Information. . . . . . . . . . .  1
Incorporation of Certain
  Documents by Reference . . . . . . . . .  1
The Company. . . . . . . . . . . . . . . .  2
Investment Considerations. . . . . . . . .  2
Selected Operating and Finan-
cial Data. . . . . . . . . . . . . . . . .  3
The Offering . . . . . . . . . . . . . . .  5             ____________
Summary Description of Securi-
ties . . . . . . . . . . . . . . . . . . .  6
Legal Matters. . . . . . . . . . . . . . .  7             Common Stock
Experts. . . . . . . . . . . . . . . . . .  7           ($1.00 par value)

                                                          ____________



         ________________                             _______________, 1994

===========================================   ================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Directors and Officers.

         Section 83 of the Louisiana Business Corporation Law provides in part that a corporation may indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in the right of the corporation) if such action arises out of his acts on behalf of the corporation and he acted in good faith not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         The indemnification provisions of the Louisiana Business Corporation Law are not exclusive; however, no corporation may indemnify any person for willful or intentional misconduct. A corporation has the power to obtain and maintain insurance or to create a form of self-insurance on behalf of any person who is or was acting for the corporation, regardless of whether the corporation has the legal authority to indemnify the insured person against such liability.

         Article II, Section 9 of Century's bylaws (the "Indemnifica-tion Bylaw") provides for mandatory indemnification for current and former directors and officers of Century to the full extent permitted by Louisiana law.

         Century's Articles of Incorporation authorize it to enter into contracts with directors and officers providing for indemnification to the full extent permitted by law. Century has entered into indemnification contracts providing contracting directors or officers the procedural and substantive rights to indemnification currently set forth in the Indemnification Bylaw ("Indemnification Contracts"). The right to indemnification provided by each Indemnification Contract applies to all covered claims, whether such claims arose before or after the effective date of the contract.

         Century maintains an insurance policy covering the liability of its directors and officers for actions taken in their corporate capacities. The Indemnification Contracts provide that, to the extent insurance is reasonably available, Century will maintain comparable insurance coverage for each contracting party as long as he or she serves as an officer or director and thereafter for so long as he or she is subject to possible personal liability for actions taken in such capacities. The Indemnification Contracts also provide that if Century does not maintain comparable insurance, it will hold harmless and indemnify a contracting party to the full extent of the coverage that would otherwise have been provided for thereunder.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Century pursuant to the foregoing provisions, or otherwise, Century has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 21.  Exhibits and Financial Statement Schedules.

(a)      Exhibits

         The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.


(b)      Financial Statement Schedules

         Century's Financial Statement Schedules included in Century's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 are incorporated herein by reference.


Item 22.  Undertakings.

         (a)   The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registra-tion statement:

                     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of this regis-tration statement (or the most recent post-effective amendment thereof) which, individually or in the aggre-gate, represent a fundamental change in the information set forth in this registration statement;

                     (iii) To include any material information with
               respect to the plan of distribution not previously dis-closed in this registration statement or any material change to such information in this registration state-ment;

                     Provided, however, that paragraphs (a)(1)(i) and
               (a)(1)(ii) immediately preceding do not apply if the registration statement is on Form S-3 or Form S-8, and if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
               Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securi-ties offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party that is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (d) The registrant undertakes that any prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(iii) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnifi-cation by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4 within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

         (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective, except where the transaction in which the securities being offered pursuant to this registration statement would itself qualify for an exemption from Section 5 of the Securities Act of 1933, absence the existence of other similar (prior or subsequent) transac-tions.

                             SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 4 to the Registration Statement to be signed on its behalf by the under-signed, thereunto duly authorized, in the City of Monroe, State of Louisiana, on May 31, 1994.


                                        CENTURY TELEPHONE ENTERPRISES, INC.



                                        By:   /s/ Harvey P. Perry
                                                  Harvey P. Perry
                                          Senior Vice President, Secretary
                                               and General Counsel

   Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                        Title                       Date


   *                      Chairman of the Board            May 31, 1994
Clarke M. Williams             of Directors


   *                        President, Chief               May 31, 1994
Glen F. Post, III        Executive Officer and
                          Vice Chairman of the
                           Board of Directors

   *                    Senior Vice President and          May 31, 1994
R. Stewart Ewing, Jr.    Chief Financial Officer
                       (Principal Financial Officer)

   *                          Controller                   May 31, 1994
Murray H. Greer       (Principal Accounting Officer)


/s/ W. Bruce Hanks  President-Telecommunications Services  May 31, 1994
W. Bruce Hanks                and Director


/s/ Harvey P. Perry    Senior Vice President, Secretary,   May 31, 1994
Harvey P. Perry          General Counsel and Director


   *                    President-Telephone Group          May 31, 1994
Jim D. Reppond                and Director


/s/ William R. Boles, Jr.      Director                    May 31, 1994
William R. Boles, Jr.


   *                           Director                    May 31, 1994
Ernest Butler, Jr.


   *                           Director                    May 31, 1994
Calvin Czeschin


   *                           Director                    May 31, 1994
James B. Gardner


   *                           Director                    May 31, 1994
R. L. Hargrove, Jr.


   *                           Director                    May 31, 1994
Johnny Hebert


   *                           Director                    May 31, 1994
F. Earl Hogan


   *                           Director                    May 31, 1994
Tom S. Lovett


   *                           Director                   May 31, 1994
C. G. Melville



*By: /s/ Harvey P. Perry                                  May 31, 1994
        Harvey P. Perry
       Attorney-in-Fact

                                SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroe, State of Louisiana, on May 31, 1994.


                                      CENTURY TELEPHONE ENTERPRISES, INC.



                                      By:
                                               Harvey P. Perry
                                        Senior Vice President, Secretary
                                             and General Counsel


   Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                          Title                      Date


   *                        Chairman of the Board           May 31, 1994
Clarke M. Williams               of Directors


   *                           President, Chief             May 31, 1994
Glen F. Post, III           Executive Officer and
                             Vice Chairman of the
                              Board of Directors

   *                       Senior Vice President and        May 31, 1994
R. Stewart Ewing, Jr.       Chief Financial Officer
                          (Principal Financial Officer)

   *                             Controller                 May 31, 1994
Murray H. Greer          (Principal Accounting Officer)


                     President-Telecommunications Services  May 31, 1994
W. Bruce Hanks                    and Director


                        Senior Vice President, Secretary,   May 31, 1994
Harvey P. Perry            General Counsel and Director


   *                     President-Telephone Group          May 31, 1994
Jim D. Reppond                   and Director


                                   Director                 May 31, 1994
William R. Boles, Jr.


   *                               Director                 May 31, 1994
Ernest Butler, Jr.


   *                               Director                 May 31, 1994
Calvin Czeschin


   *                               Director                 May 31, 1994
James B. Gardner


   *                               Director                  May 31, 1994
R. L. Hargrove, Jr.


   *                               Director                  May 31, 1994
Johnny Hebert


   *                               Director                  May 31, 1994
F. Earl Hogan


   *                               Director                  May 31, 1994
Tom S. Lovett


   *                               Director                  May 31, 1994
C. G. Melville



*By: ___________________                                     May 31, 1994
       Harvey P. Perry
      Attorney-in-Fact

                                INDEX TO EXHIBITS


Exhibit No.                          Exhibit

4.1 Amended and Restated Articles of Incorporation of Century dated December 15, 1988 (incorporated by reference to Exhibit 3.1 of Century's Report on Form 10-K dated December 31, 1988), as amended by the Articles of Amendment dated May 2, 1989 (incorporated by reference to Exhibit 4.1 of Century's Current Report on Form 8-K dated May 5, 1989), by the Arti-cles of Amendment dated May 17, 1990 (incorporated by reference to Exhibit 4.1 of Century's Post-Effective Amendment No. 2 on Form S-3 dated December 21, 1990, Registration No. 33-17114), and by the Articles of Amendment dated May 30, 1991 (incorporated by refer-ence to Exhibit 3.1 of Century's Current Report on Form 8-K dated June 12, 1991).

4.2 Bylaws of Century, as amended through February 22, 1994, (incorporated by reference to Exhibit 3(ii) of Century's Annual Report on Form 10-K for the year ended December 31, 1993).

4.3 Amended and Restated Rights Agreement dated as of November 17, 1986 between Century and MTrust Corp, National Association, as Rights Agent (incorporated by reference to Exhibit 4.1 to Century's Current Report on Form 8-K dated December 20, 1988), the Amendment thereto dated March 26, 1990 (incorporated by reference to Exhibit 4.1 to Century's Quarterly Report on Form 10-Q for the quarter ended March 31,
                1990), and the Second Amendment thereto dated Febru-ary 23, 1993 (incorporated by reference to Exhibit
                4.12 to Century's Annual Report on Form 10-K for the year ended December 31, 1992).

4.4 Indenture, dated as of February 1, 1992, between Century and First American Bank & Trust of Louisiana relating to Century's 6% Convertible Debentures Due 2007 (incorporated by reference to Exhibit 4.23 to Century's Annual Report on Form 10-K for the year ended December 31, 1991).

4.5 Indenture, dated as of March 31, 1994, between Century and First American Bank & Trust of Louisiana, and the related form of Senior Notes and resolutions designating the terms and conditions of Century's 73/4% Senior Notes, Series A, Due 2004 and 81/4% Senior Notes, Series B, Due 2024 (all of which are incorporated by reference to Exhibits 4.1, 4.2 and
                4.3 of Century's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994).

           Certain other instruments with respect to Century's long-term debt have been omitted pursuant to Regulation S-K,
           Item 601. Century hereby agrees to furnish copies of such instruments to the Commission upon request.

5          Opinion of Jones, Walker, Waechter, Poitevent, Carrere
           & Denegre, L.L.P.

23.1       Consent of KPMG Peat Marwick.*

23.3       Consent of Jones, Walker, Waechter, Poitevent,
           Carrere & Denegre, L.L.P. (included in Exhibit 5)

24 Power of Attorney (previously included in the signature pages to this Registration Statement)
________

*Filed by this Post-Effective Amendment No. 4. All other exhibits have been previously filed.